UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2017

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indícate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Updated Company Disclosure

On February 13, 2017, we announced that we had entered into a collaboration and license agreement, or the ApolloBio License Agreement, providing ApolloBio Corporation, or ApolloBio, with the exclusive right to develop and commercialize VGX-3100, our DNA immunotherapy product designed to treat pre-cancers caused by human papillomavirus, or HPV, within China, Hong Kong, Macao and Taiwan. The ApolloBio License Agreement provides for the potential inclusion of the Republic of Korea three years following the effective date. Under the ApolloBio License Agreement, ApolloBio will fund all clinical development costs within the licensed territory, and will pay the Company up to $20.0 million based upon the achievement of certain regulatory milestones in the United States, China and Korea, and double digit royalties on net sales of VGX-3100. Under a separate common stock purchase agreement, or the ApolloBio Equity Agreement, ApolloBio will invest in our common stock upon the satisfaction of the closing conditions contained in the ApolloBio Equity Agreement.

Upon satisfaction of closing conditions for each of the ApolloBio License Agreement and the ApolloBio Equity Agreement, we will receive the following from ApolloBio:

•	$15.0 million in upfront payments under the ApolloBio License Agreement; and

•	up to $35.0 million under the ApolloBio Equity Agreement as payment for shares of our common stock at a price per share of $8.20.

The closing conditions for each of the ApolloBio License Agreement and the ApolloBio Equity Agreement include the final approval of each agreement by ApolloBio’s board of directors and stockholders, as well as regulatory and currency approvals required in connection with each agreement by the People’s Republic of China. While ApolloBio has submitted much of the required information to the relevant regulatory bodies, it has not yet received regulatory or currency approval. Additionally, the ApolloBio License Agreement was contingent upon the U.S. Food and Drug Administration, or FDA, lifting its clinical hold in the Phase 3 clinical trial of VGX-3100 in the United States, which occurred on June 6, 2017. The price per share of $8.20 represents the 30-day volume weighted average price encompassing the trading period prior to and following the lifting of the clinical hold, subject to a weighted average adjustment for any issuances prior to the consummation of the sale under the ApolloBio Equity Agreement. The aggregate investment, which is anticipated to be completed in the second half of 2017, will not exceed $35.0 million and may be a lower amount such that ApolloBio will not be our largest shareholder. Upon the satisfaction of all of the closing conditions, including corporate approvals by ApolloBio, the ApolloBio License Agreement and the ApolloBio Equity Agreement will become effective.

Pursuant to a registration rights agreement with ApolloBio, or the ApolloBio Registration Rights Agreement, we have also agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of all of the shares of common stock purchased by ApolloBio within ten business days of the closing of the ApolloBio Equity Agreement. The ApolloBio Registration Rights Agreement becomes effective simultaneously with the ApolloBio Equity Agreement and the ApolloBio License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

	By:	/s/ Peter Kies
Date: July 14, 2017		Peter Kies Chief Financial Officer